Exhibit 99.1

	COMPANY	Timothy C. Delmore
May 12, 2005	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS RECORD SALES FOR FISCAL 2005

•                  Record fourth-quarter and full-year sales grew 12% and 6%, respectively

•                  Record fourth-quarter diluted EPS of $0.13 versus loss of $0.05 in prior-year period

•                  Fiscal 2005 diluted EPS of $1.36 compared to $1.40 last year

•                  Arctic Cat began shipping ATVs with its H1 engine during the quarter

•                  Board authorizes new $20 million share repurchase program

THIEF RIVER FALLS, Minn., May 12 – Arctic Cat Inc. (Nasdaq: ACAT) today reported  record sales and earnings for the fourth-quarter ended March 31, 2005. Sales for the quarter increased 12 percent to $157.0 million versus $140.2 million in the same period last year. The company’s net earnings grew to $2.7 million, or $0.13 per diluted share, compared to a net loss of $1.0 million, or $0.05 per diluted share, in the prior-year fourth quarter.

Arctic Cat posted its fifth consecutive year of record sales, with full-year net sales totaling $689.1 million, up 6 percent versus $649.6 million last fiscal year. Net earnings totaled $28.3 million, or $1.36 per diluted share, compared to net earnings of $30.4 million, or $1.40 per diluted share, for fiscal 2004.

“Although I’m pleased that the company posted another year of record sales, our fourth- quarter performance was not as strong as we had anticipated,” said Christopher A. Twomey, chairman and chief executive officer of Arctic Cat Inc. “Our results were impacted by rapidly escalating raw material surcharges during the quarter, as well as another mild winter across much of the United States that produced lower than projected sales of snow-related parts, garments and accessories. In addition, we announced a snowmobile promotion late in the quarter to assist our dealers.”

During the 2005 fourth quarter, Arctic Cat repurchased 242,000 shares of its common stock. The company’s board of directors also has provided a new authorization for the company to repurchase up to $20 million additional shares of its common stock from time to time in open market transactions.

Commenting on the new authorization, Twomey stated, “The share repurchase program increases shareholder value for investors.  Our board of directors believes that the repurchase of Arctic Cat’s shares is an excellent use of the company’s cash.”

At the end of the 2005 fourth quarter, Arctic Cat reported $88.4 million in cash and no long-term debt.

Business Line Results

Sales of all-terrain vehicles (ATVs) grew 12 percent in the 2005 fourth quarter to $117.1 million versus $104.2 million in the same period last year. During the quarter, Arctic Cat shipped its first 1,000 ATVs featuring the new 650 H1 engine. The H1 is the first ATV engine designed and assembled by Arctic Cat. For fiscal 2005, the company’s ATV sales rose to $341.0 million, up 16 percent compared to last year. Arctic Cat’s ATV retail sales continued to grow faster than the overall industry growth rate for both the quarter and the year.

Snowmobile sales in the 2005 fourth quarter rose to $10.9 million versus $5.1 million in the prior-year quarter, as dealers responded enthusiastically to Arctic Cat’s early release of the 2006 model CrossFire™, a hybrid snowmobile for mountain and trail riding. During the quarter, the company’s dealers also ordered additional M7 series mountain sleds, due to its strong retail sales. The M7 earned accolades as “Snowmobile of the Year.”  As planned, Arctic Cat’s full-year snowmobile sales declined 2 percent to $252.5 million, compared to $258.4 million in the prior year.

Sales of parts, garments and accessories in the 2005 fourth quarter were $29.0 million versus $30.8 million in the year-ago period. For the full fiscal year, sales of parts, garments and accessories were down 1 percent to $95.7 million compared to $96.8 million last year. Fourth-quarter and full-year parts, garments and accessories sales were lower than anticipated due to the mild winter season in key regions across the United States.

Outlook

“Although we expect further sales growth in the year ahead, led by continued ATV market share gains, we believe that high raw material costs, lower snowmobile sales and an unfavorable Japanese yen/dollar exchange rate will impact the company’s earnings potential in fiscal 2006,” Twomey said. “To address these factors, we are aggressively pursuing a variety of cost-reduction initiatives, and continue our emphasis on producing best-in-class products in order to enhance customer satisfaction and drive shareholder value.”

Arctic Cat anticipates fiscal 2006 first-quarter net sales for the period ending June 30, 2005, will be in the range of $100 million to $105 million compared to $102.6 million in the prior-year period. Net earnings for the first quarter are estimated between breakeven to a loss of 5 cents per diluted share versus earnings of $0.01 per diluted share in the prior-year quarter.

For the fiscal year ending March 31, 2006, Arctic Cat anticipates net sales will grow 3 to 5 percent and be in the range of $710 million to $723 million. Arctic Cat is forecasting lower margins in fiscal 2006, due to increased raw material costs, lower snowmobile sales and a less favorable Japanese yen/dollar exchange rate, resulting in full-year estimated diluted earnings per share in the range of $1.31 to $1.40.

Conference Call

Arctic Cat will host a conference call to discuss the fourth-quarter and full-year results at 10:30 a.m. CT (11:30 a.m. ET) on Thursday, May 12. To listen to the live Webcast or replay of this call via the Internet, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon. A telephone replay also will be available from approximately 12:30 p.m. CT on Thursday, May 12, until 6 p.m. CT on Thursday, May 19. To access the telephone replay, dial 800-405-2236 and enter conference call ID 11030138.

About Arctic Cat

Arctic Cat Inc. designs, engineers and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended		Years Ended
	March 31,		March 31,
	2005	2004	2005	2004
Net Sales	$157,023	$140,160	$689,145	$649,617
Cost of Goods Sold	130,660	119,667	553,365	510,445
Gross Profit	26,363	20,493	135,780	139,172
Selling, General and
Administrative Expenses	23,143	22,325	95,745	95,511
Operating Profit (Loss)	3,220	(1,832)	40,035	43,661
Other Income
Interest Income	430	303	1,213	993
Earnings (Loss) Before Income
Taxes	3,650	(1,529)	41,248	44,654
Income Taxes (Benefit)	918	(490)	12,949	14,289
Net Earnings (Loss)	$2,732	$(1,039)	$28,299	$30,365
Net Earnings (Loss) Per Share
Basic	$0.14	$(0.05)	$1.38	$1.42
Diluted	$0.13	$(0.05)	$1.36	$1.40

Weighted Average Shares Outstanding:
Basic	20,118	21,011	20,516	21,424
Diluted	20,394	21,011	20,794	21,730

	March 31,
	2005	2004
Selected Balance Sheet Data:
Cash and Short-term Investments	$88,394	$106,440
Accounts Receivable, net	46,472	28,274
Inventories	67,989	61,127
Total Assets	293,536	282,194
Current Liabilities	92,792	83,048
Long-term Debt	0	0
Shareholders’ Equity	185,510	185,953

	Three Months Ended			Years Ended
	March 31,			March 31,
	2005	2004	Change	2005	2004	Change
Product Line Sales:
Snowmobiles	$10,946	$5,141	113%	$252,514	$258,434	-2%
All-terrain Vehicles	117,104	104,241	12%	340,974	294,425	16%
Parts, Garments & Accessories	28,973	30,778	-6%	95,657	96,758	-1%
Total Sales	$157,023	$140,160	12%	$689,145	$649,617	6%

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